Exhibit 99.1 Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Investment Community: Budd Zuckerman Genesis Select (303) 415-0200 budd@genesisselect.com

       HYTHIAM ANNOUNCES AGREEMENT TO OFFER HANDS™  PROTOCOLS TO JUDICIAL
COURT SYSTEMS WORKING WITH DRUG-OFFENDERS

–Physiological Approach Described as Significant Milestone by Drug Court Leaders–

LOS ANGELES, CA—October 11, 2004— Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and physiological treatment protocols designed to treat addiction, announced today that it has signed a licensing and services agreement with Addiction Recovery Services (ARS) to offer its HANDS™ Treatment Protocols for substance abuse through drug courts in the state of Louisiana. Under the agreement, Hythiam will receive licensing and service fees based upon patient volumes.

ARS, a provider of alcohol and drug addiction treatment to the Louisiana criminal justice system, will initially offer the option of Hythiam’s HANDS™ Treatment Protocols to Louisiana’s St. Tammany and Washington parishes (22nd Judicial District Court). As the program develops, ARS expects to expand availability to additional Louisiana drug courts, beginning with the 21st Judicial District. It is also anticipated that ARS will subsequently offer the protocol to impaired professionals and non-drug court assigned private patients.

The United States Department of Justice, a proponent of the nation’s 2,000 drug court programs, has designated the 22nd court run by Chief Judge Peter J. Garcia in Covington, Louisiana, as one of 15 Mentor Drug Courts in the United States. Judge Garcia is also Vice-Chairman of the Louisiana Association of Drug Court Professionals. Louisiana is a national pioneer in the establishment of drug courts – special courts that oversee treatment in lieu of prison of non-violent drug offenders.

“While this transaction is far more meaningful in terms of its potential to transform lives, it also represents a significant corporate milestone for Hythiam. In just one of the initial five parishes initially targeted, there are potentially 7,000 annual offenders who would be eligible for our treatment protocol as a result of a drug court referral,” said Terren S. Peizer, Hythiam’s Chairman and CEO. “The criminal justice system accounts for approximately 35% of all referrals for the treatment of addiction and alcoholism. Drug courts represent a very compelling, scaleable market segment that can directly benefit from the improved outcomes and reduced capacity constraints represented by an acute physiological treatment solution such as our HANDS Protocols.”

Peizer continued, “We are excited to be working with ARS to introduce this new paradigm in battling the direct and indirect consequence of criminal acts committed by those suffering from the disease of substance dependence. It is also an honor to be working with Louisiana’s drug courts, and to introduce the availability of the HANDS™ treatment protocols under the leadership of the prestigious mentor drug court system. This system is led by a tireless team of devoted professionals, including judicial leaders, treatment experts, administrators, service providers, and evaluators, all of whom are steadfast advocates in advancing evidence-based medicine for the treatment of addictions. The advantage of working with the mentor court system is the ability to create a template that can be readily deployed by all other drug courts.”

ARS Medical Director, Dr. Anna Christine Davis will oversee the medical portion of administering the HANDS Protocol. Dr. Davis is a physician with significant expertise in the practice of internal medicine specializing in addiction treatment for the judicial and correctional systems. She is the former Medical Director for the St. Bernard Parish Alcohol & Substance Abuse Programs and the East Jefferson Hospital Chemical Dependency Unit. Dr. Davis has also served as Louisiana State Medical Director for Correctional Medicine Systems and as the Medical Director for Jackson Barracks Corrections Facility.

“As a physician who spends a significant amount of time treating the substance dependent population, I welcome the opportunity to improve their standard of care,” said Dr. Davis. “Using Hythiam’s HANDS Protocols, we will seek to achieve a much higher standard of treatment, one that can rapidly put an offender in an improved physiological state. Cognitive recovery, along with reduced withdrawal symptoms and cravings, will give us the ability to focus on aftercare for the offender, providing them with much needed counseling, career assistance and life skills.”

Dr. Davis continued, “It is imperative that the process of recovery begin by focusing on the dysfunction of the brain and the neurological impairment that occurs as a result of chemical dependency. The risk of relapse is far less perilous a proposition once the physiological underpinnings implicated in this disease are stabilized. Post-treatment, complementary psychosocial protocols for early abstinence, maintenance and continuing care need to be utilized just as vigorously to set the stage for lasting success.”

“The strength of the Louisiana drug court system and its corresponding success is based on the clear understanding that incarceration and punitive supervision in and of itself does little to break the cycle of illegal drug use and associated criminal behavior,” said Ellen R. Calvert, a drug court administrator for the 21st and 22nd judicial districts with more than 20 years of accomplishment in the medical services industry. Ms. Calvert facilitated the transaction to offer Hythiam’s HANDS™ treatment protocols to the state of Louisiana.

Since 1994, and as appointed by Louisiana governors through five separate terms, Ms. Calvert has served as Chairman of the Louisiana State Board for Certifications of Substance Abuse.

Calvert continued, “Furthermore, budget constraints, increased demands for accountability and overburdened criminal justice systems have created the need for Drug Court directors and administrators to develop improved, cost effective programs that optimize the likelihood of positive outcomes. In light of this, I have every expectation that the Hythiam HANDS treatment model will allow us to further achieve our leadership objectives, offering us an advanced method to help offenders to move swiftly from being ambivalent about the prospect of recovery to a real desire to conquer their disease.”

About Addiction Recovery Services (ARS)

Based in New Orleans, ARS works with its not-for-profit affiliates and the Louisiana criminal justice system in order to integrate medical treatment, sober living facilities, vocational rehabilitation, and intensive personal counseling into an integrated paradigm of treatment. Among ARS’ services are: drug and alcohol testing; medical addiction treatment for drug court and probation referrals, and offender monitoring programs as well as tracking recidivism outcomes.

About HANDS™

Hythiam’s HANDS™ Protocols are designed for those diagnosed with dependencies to alcohol, cocaine, methamphetamine, and other addictive stimulants — as well as combinations of these drugs. The HANDS™ Protocols include medically supervised procedures designed to target receptor sites in the brain that regulate certain neurotransmitters implicated in brain processes of substance dependency. Changes in the neurochemistry of the brain underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The HANDS Protocols also provide for a maintenance program that includes medications and incentives for the patient to continue with their recovery process through individualized continuing care programs. Taken together, the HANDS Protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Hythiam, Inc.

Hythiam, Inc., is a healthcare services management company, focused on delivering the most effective treatment solutions for those suffering from alcoholism and addiction. Hythiam does this by researching, developing, licensing, and commercializing innovative physiological treatment protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support, and outcomes tracking methodologies for data analysis.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations.  These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2004.

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